Exhibit 99.2

Deutsche Bank

Q4/FY 2019 results

30 January 2020

Strong execution on our strategic transformation

- Disciplined execution drove in-line or outperformance against all financial targets
- Clear signs of franchise stabilization with stakeholders welcoming revitalized strategy
- 8th consecutive quarter of annual adjusted cost[1] reductions
- Risk weighted asset reductions in the Capital Release Unit ahead of target
- Strong capital position validates ability to fund remaining transformation within our existing resources

(1) Adjusted costs excluding bank levies and transformation charges related to the strategic announcement on 7 July 2019

Delivered on all objectives in 2019

	2019 objectives	2019	
Adjusted costs[1]	€ 21.5bn	€ 21.5bn	✓
CET 1 ratio	>13%	13.6%	✓
Leverage ratio	4%	4.2%	✓
Capital Release Unit risk weighted assets	52	46	✓
Capital Release Unit leverage exposure	~140	127	✓
Employees[2]	<90k	87.6k	✓

(1) Excluding transformation charges and expenses of € 102m incurred in Q4 2019 associated with the Prime Finance platform being transferred to BNP Paribas and which are consistent with those eligible for reimbursement under the terms of the transfer agreement. Reimbursement is effective from 1 December 2019 and, as a result, approximately one third of the aforementioned quarterly cost has been recorded as reimbursable in revenues for the month of December. 2019 reported noninterest expenses: € 25.1bn, 2019 reported Adjusted costs: € 22.8bn

(2) Internal full-time equivalents

Stabilizing and building momentum in the Core Bank

In € bn



Revenues ex. specific items(1)
24.6
Capital Release Unit
1.9
(83)%
23.2
0.3
Core Bank
22.7
0%
22.8
2018
2019
Adjusted profit (loss) before tax(2)
2.6
2.8
Core Bank
(1.4)
(2.4)
Capital Release Unit
2018
2019

Note: Throughout this presentation totals may not sum due to rounding differences

(1) Specific items detailed on slide 31. 2019 reported revenues: Group €23.2bn, Core Bank € 23.0bn, Capital Release Unit € 0.2bn

(2) Adjusted profit (loss) before tax detailed on slide 29. 2019 reported profit (loss) before tax: Group €(2.6)bn, Core Bank € 0.5bn, Capital Release Unit € (3.2)bn

Stabilizing revenues

Core Bank revenues[1] excluding specific items[2], in € bn



2%
10.8
11.0
2.6
0%
2.6
CB
3.0
7%
3.2
IB
4.1
(2)%
4.0
PB
1.1
12%
1.2
AM
H2 2018
H2 2019

Corporate Bank	— Higher revenues in our commercial clients business in Germany driven by steady loan growth — Solid revenue performance in Asia — Introduction of ECB tiering and roll out of deposit charging starting to mitigate the impact of negative interest rates
Investment Bank	— Higher revenues in both FIC Sales & Trading and Origination & Advisory — Impact of Q3 management actions in Rates and Emerging Markets reflected in positive Q4 revenue performance — Market share gains in High Yield and Investment Grade debt origination and continued momentum in Financing
Private Bank	— Interest rate headwinds partly offset by growth in loans and investment product revenues — Wealth Management revenue growth driven by new relationship manager hires and improved market environment — Working with customers on repricing efforts
Asset Management	— Revenue growth supported by significantly higher performance fees in active Multi-Asset products — Net inflows for the fourth quarter in a row, supported by strategic partnerships and targeted asset classes as well as product launches

(1) Revenues in Corporate & Other (H2 2018: € 46m, H2 2019: € (17)m) are not shown on this chart but are included in Core Bank totals

(2) Specific items detailed on slide 30

8th consecutive quarter of annual adjusted cost[1] reductions

In € bn

Adjusted cost ex. transformation charges[2]



Bank levies
0.7
0.6
(0.3)
5.7
5.6
5.5
5.4
5.3
5.3
5.2
5.1
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019

Full year adjusted cost development



22.8
22.8
(6)%
1.1
Transformation charges
0.1
Global Prime Finance(3)
21.5
Adjusted costs ex. transformation charges and Global Prime Finance
2018
2019

(1) Adjusted costs excluding bank levies and transformation charges related to the strategic announcement on 7 July 2019
(2) Transformation charges detailed on slide 32
(3) Expenses of € 102m incurred in Q4 2019 associated with the Prime Finance platform being transferred to BNP Paribas and which are consistent with those eligible for reimbursement under the terms of the transfer agreement. Reimbursement is effective from 1 December 2019 and, as a result, approximately one third of the aforementioned quarterly cost has been recorded as reimbursable in revenues for the month of December

Maintained strong CET1 ratio

CET 1 ratio


13.4%
13.6%
Target
At least 12.5%
11.6%
Maximum Distributable Amount(1)
Q2 2019
Core Bank
Capital Release Unit
Regulatory impact
Q4 2019

Capital Release Unit risk weighted assets (€ bn)


72
65
(19)
46
2019 target
52
2018
Q2 2019
Q4 2019

(1) Reduced Pillar 2 requirement of 2.5% following 2019 Supervisory Review and Evaluation Process (SREP), applicable from 1 January 2020

Conservatively managed balance sheet

	2019	Comment
Provision for credit losses as a % of loans	17bps	Reflects strong underwriting standards and low risk portfolios
Loans as a % of deposits[(1)]	76%	Supports continued loan growth
Most stable funding[(2)]	83%	Strong funding base due to structural improvements in the balance sheet
Liquidity coverage ratio	141%	€ 55bn excess above 100% liquidity coverage ratio requirement

(1) Loan amounts are gross of allowances for loan losses
(2) Most stable funding as a proportion of the total external funding profile. Most stable funding is defined as funds from Capital Markets & Equity, Private Bank and Corporate Bank

Building momentum in our franchises

Corporate Bank

Corporate cash transactions, in bn



+9%
2.7
2.9
2018
2019

Investment Bank

Revenues with top 100 institutional clients



+15%
2018
2019

Private Bank

Loans, in € bn



+4%
221
230
2018
2019

Asset Management

Net flows, in € bn



25
(23)
2018
2019

Confidence in strategic delivery

- Client momentum building across franchise
- Broad stakeholder support and continued progress on regulatory remediation
- Delivery in 2019 and clear 2020 roadmap supports confidence in reaching adjusted cost targets
- Current macroeconomic environment more supportive
- Strong starting position on CET1 ratio gives confidence in our capital plan

Q4 and FY 2019 Group financial highlights

In € m, unless stated otherwise

		Q4 2019	Change in % vs. Q4 2018	FY 2019	Change in % vs. FY 2018
Revenues	Revenues	5,349	(4)	23,165	(8)
	of which: specific items[1]	34		(8)	
	Revenues ex specific items	5,315	(1)	23,173	(6)
Costs	Noninterest expenses	6,395	13	25,076	7
	of which: Adjusted costs ex. transformation charges[2]	5,102	(6)	21,616	(5)
	Cost/income ratio (%)[3]	120	18 ppt	108	16 ppt
Profitability	Profit (loss) before tax	(1,293)	n.m.	(2,634)	n.m.
	Net income (loss)	(1,483)	n.m.	(5,265)	n.m.
	RoTE (%)	(13)	(9) ppt	(11)	(11) ppt
Per share metrics	Diluted earnings per share (in €)	(0.72)	n.m.	(2.71)	n.m.
	Tangible book value per share (in €)	23.41	(9)	23.41	(9)
Risk and Capital	Provision for credit losses (bps of loans)[4]	17	4 bps	17	4 bps
	CET1 ratio (%)	13.6	7 bps	13.6	7 bps
	Leverage ratio (%, fully loaded)	4.2	8 bps	4.2	8 bps

(1) Specific items detailed on slides 30 and 31
(2) Transformation charges of € 608m in Q4 2019 and € 1,145m in FY 2019
(3) Throughout this presentation cost/income ratio defined as total noninterest expenses as a percentage of total net revenues
(4) Year-to-date provision for credit losses annualized as % of loans gross of allowances for loan losses (€ 434 bn as of 31 Dec 2019)

Transformation-related effects

In € bn



Deferred tax asset valuation adjustment
2.8
Pre-tax items
Goodwill impairment(1)
1.0
Restructuring & Severance(2)
0.7
Real estate charges
0.1
Software impairment(3)
1.0
0.4
0.5
0.1
0.4
0.2
0.4
0.1
0.2
0.1
2019
2020
2021
2022

		Q4 2019	2019 – 2022 expected cumulative expenses	% of total in 2019
	Deferred Tax Asset valuation adjustment	0.4	3.4	82%
Nonoperating costs(4)	Goodwill impairment	-	1.0	100%
	Restructuring & Severance	0.5	1.8	40%
Transformation charges(5)	Real estate charges	0.1	0.3	47%
	Software impairment/ accelerated amortization	0.5	1.5	63%
Total transformation-related effects				**70%**

Note: Estimated restructuring and severance, impairments and deferred tax valuation adjustments in future periods are preliminary and subject to change. Non-tax items are shown on a pre-tax basis

(1) Non-tax deductible

(2) Excludes H1 2019 Restructuring & Severance of € 0.1bn, prior to the strategic announcement on 7 July 2019

(3) Includes accelerated amortization

(4) Excluded from Adjusted costs. Definition of Adjusted costs detailed on slide 28

(5) Included in Adjusted costs

Core Bank financial highlights

Q4 2019, in € bn, unless otherwise stated

	Core Bank	Change vs. Q4 2018	Capital Release Unit
Revenues	5.5	5%	(0.2)
Revenues ex. specific items	5.5	8%	(0.2)
Noninterest expenses	5.7	16%	0.7
Adjusted costs ex. transformation charges[1]	4.6	(2)%	0.5[3]
Profit (loss) before tax (in € m)	(437)	n.m.	(856)
Adjusted profit (loss) before tax (in € m)[2]	465	n.m.	(711)
Risk weighted assets	278	(0)%	46
of which Operational Risk	*47*	*(17)%*	*26*
Leverage exposure (fully loaded)	1,041	5%	127

(1) Transformation charges of € 524m in Core Bank and € 84m in Capital Release Unit

(2) Profit (loss) before tax adjusted for specific revenue items, transformation charges as well as restructuring & severance costs and goodwill impairments. Detailed on slide 29

(3) Including expenses of € 102m incurred in Q4 2019 associated with the Prime Finance platform being transferred to BNP Paribas and which are consistent with those eligible for reimbursement under the terms of the transfer agreement. Reimbursement is effective from 1 December 2019 and, as a result, approximately one third of the aforementioned quarterly cost has been recorded as reimbursable in revenues for the month of December

Adjusted costs

In € m, FX adjusted



Global Prime Finance(1)
(7)%
23,135
(799)
(39)
(249)
(433)
21,616
102
21,514
1,145
22,761
FY 2018 ex FX
Compensation and benefits(2)
IT costs
Professional Service Fees
Other & Bank levies
FY 2019 ex. transfor-mation charges ex. GPF(1)
Transformation charges(3)
FY 2019



(7)%
5,485
(253)
(58)
(74)
1
5,102
608
5,709
Q4 2018 ex FX
Compensation and benefits(2)
IT costs
Professional Service Fees
Other & Bank levies
Q4 2019 ex. transfor-mation charges
Transformation charges(3)
Q4 2019

Drivers

- Reductions across all major cost categories in both FY and Q4 2019
- Decline in compensation and benefit costs primarily reflects workforce reductions
- Reduced internal workforce by approx. 4,100 in 2019, of which 2,400 in Q4
- IT costs remain stable
- Decrease in professional service fees and other costs reflecting continued management of non-compensation costs as well as lower bank levies

Note: Adjusted costs and FX adjustments detailed on slides 33 and 34

(1) Expenses of € 102m incurred in Q4 2019 associated with the Prime Finance platform being transferred to BNP Paribas and which are consistent with those eligible for reimbursement under the terms of the transfer agreement. Reimbursement is effective from 1 December 2019 and, as a result, approximately one third of the aforementioned quarterly cost has been recorded as reimbursable in revenues for the month of December

(2) Excludes severance of € 86m in Q4 2019 and € 79m (ex. FX: € 80m) in Q4 2018 as well as € 162m in FY 2019 and € 203m (ex. FX: € 205m) in FY 2018

(3) Detailed on slide 32

Capital ratios

In € bn except movements (in basis points), period end

CET1 ratio



73
13.6%
13.4%
(2)
(47)
Q3 2019
FX Effect
RWA change
Capital change
Q4 2019

	Q3 2019	FX Effect	RWA change	Capital change	Q4 2019
CET1 Capital	46.0	(0.4)		(1.5)	44.1
RWA	344	(2)	(18)		324

- CET1 capital ratio increased by 24bps in the quarter as risk weighted asset reductions more than offset the transformation-related effects on net income
- Risk weighted asset reductions of € 6bn in Operational Risk, € 6bn Market Risk and € 5bn in Credit Risk
- Capital Release Unit reduced risk weighted assets by € 10bn and Core Bank by € 7bn, of which € 5bn Market Risk
- Pro-forma ratio as per 1st Jan 2020 ~13.3% as new securitization framework becomes effective

Leverage ratio – CRD4, fully loaded



37
4.2%
3.9%
1
(13)
Q3 2019
FX Effect
Leverage Exposure change
Capital change
Q4 2019

	Q3 2019	FX Effect	Leverage Exposure change	Capital change	Q4 2019
Tier 1 Capital	50.6	(0.4)	-	(1.5)	48.7
Leverage Exposure	1,291	(13)	(110)	-	1,168

- Leverage ratio up by 25bps as leverage exposure reduction more than offset the transformation-related effects on net income
- The FX neutral exposure decrease of € 110bn driven by:
  - Continued CRU deleveraging of € 49bn across securities and derivatives
  - Cash reduction of € 29bn as part of ongoing liquidity reserve optimization
  - Seasonal reductions in the Investment Bank across secured funding and market making inventory of € 9bn as well as € 19bn lower pending settlements
  - Net loan growth of € 7bn

Segment results

Corporate Bank

In € m, unless otherwise stated

		Q4 2019	Change in % vs. Q4 2018	FY 2019	Change in % vs. FY 2018
Revenues	Revenues	1,291	(5)	5,264	0
	Revenues ex. specific items[1]	1,291	(5)	5,264	1
Costs	Noninterest expenses	1,294	38	4,842	26
	of which: Adjusted costs ex. transformation charges[2]	1,009	12	4,044	7
	Cost/income ratio (%)	100	31 ppt	92	19 ppt
Profitability	Profit (loss) before tax	(107)	n.m.	137	(89)
	Adjusted profit (loss) before tax[3]	170	(50)	939	(26)
	RoTE (%)[4]	(4)	(14) ppt	0	(9) ppt
Balance sheet (€ bn)	Loans[5]	118	5	118	5
	Deposits	260	4	260	4
	Leverage exposure	263	6	263	6
Risk	Risk weighted assets (€ bn)	57	(3)	57	(3)
	Provision for credit losses (bps of loans)[7]	24	11 bps	24	11 bps

FY 2019 year-on-year comments

- Revenues essentially flat despite interest rate headwinds and lower episodic items. Impact of deposit pricing and tiering benefits not yet fully reflected in Q4 2019
- Higher adjusted costs ex. transformation charges reflecting higher spending on technology and controls and changes in internal service cost allocations
- 7% RoTE in 2019 excluding items[6]
- € 5bn loan growth, mainly in Germany. Deposits grew by € 9bn, with a relative shift to term deposits and from EUR to USD
- Higher provisions for credit losses driven by a small number of specific names

(1) Specific items detailed on slides 30 and 31
(2) Transformation charges of € 154m for Q4 2019 and € 160m for FY 2019
(3) Detailed on slide 29
(4) Post-tax return on tangible shareholders' equity applying a 28% tax rate. Allocated tangible shareholders' equity Q4 2019: € 8.6bn, Q4 2018: € 9.5bn, FY 2019: € 8.9bn, FY 2018: € 9.2bn
(5) Loans gross of allowances for loan losses
(6) Items include specific revenue items, transformation charges as well as Restructuring & Severance costs and goodwill impairments. Detailed on slide 29
(7) Year-to-date provision for credit losses annualized as % of loans (gross of allowances for loan losses)

Q4 2019 Corporate Bank revenue performance

In € m

X% Excluding specific items[(1)]

Change vs. Q4 2018


Global Transaction Banking
942
(6)%
(6)%
Commercial Banking
350
(2)%
(2)%
Corporate Bank
1,291
(5)%
(5)%

Q4 2019 year-on-year drivers

Global Transaction Banking:

- Cash Management revenues impacted by lower interest rate environment, partially compensated by shift in deposit mix and implementation of deposit tiering and charging
- Trade Finance revenues essentially flat in Q4, but up for the full year driven by good performance of the flow business in Asia and Germany
- Securities Services lower, impacted by the exit of the Equities business and lower episodic items than in 2018

Commercial Banking:

- Strong loan growth partly offset the impact of negative interest rates

(1) Specific items detailed on slide 30

Investment Bank

In € m, unless otherwise stated

		Q4 2019	Change in % vs. Q4 2018	FY 2019	Change in % vs. FY 2018
Revenues	Revenues	1,520	13	6,961	(7)
	of which: specific items[1]	28		3	
	Revenues ex. specific items	1,492	22	6,959	(3)
Costs	Noninterest expenses	1,553	5	6,401	(2)
	of which: Adjusted costs ex. transformation charges[2]	1,328	(7)	5,833	(6)
	Cost/income ratio (%)	102	(8) ppt	92	5 ppt
Profitability	Profit (loss) before tax	(71)	(62)	433	(49)
	Adjusted profit (loss) before tax[3]	136	n.m.	863	5
	RoTE (%)[4]	(2)	2 ppt	1	(2) ppt
Balance sheet (€ bn)	Loans[5]	75	16	75	16
	Leverage exposure	439	5	439	5
Risk	Risk weighted assets (€ bn)	119	(5)	119	(5)
	Provision for credit losses (bps of loans)[6]	14	4	14	4

FY 2019 year-on-year comments

- Revenues ex. specific items declined driven by lower revenues in Origination & Advisory, principally Equity Origination & Advisory
- Fixed Income, Currency Sales & Trading revenues essentially flat as growth in Credit and Emerging Markets offset by lower revenues in Rates and FX
- Adjusted costs ex. transformation charges down driven by reduction in front office employees and related compensation, lower service cost allocations and disciplined management of non-compensation costs
- Increase in leverage exposure largely driven by loan growth and normalization of trading inventory

(1) Specific items detailed on slides 30 and 31
(2) Transformation charges of € 137m for Q4 2019 and € 214m for FY 2019
(3) Detailed on slide 29
(4) Post-tax return on tangible shareholders' equity applying a 28% tax rate. Allocated tangible shareholders' equity Q4 2019: € 21.6bn, Q4 2018: € 21.3bn, FY 2019: € 21.4bn, FY 2018: € 21.1bn
(5) Loans gross of allowances for loan losses
(6) Year-to-date provision for credit losses annualized as % of loans (gross of allowances for loan losses)

Q4 2019 Investment Bank revenue performance

In € m

X% Excluding specific items[1]

	Q4 2019	Change vs. Q4 2018	Change vs. Q4 2018, excluding specific items[1]
Fixed Income, Currency Sales & Trading	1,188	31%	34%
Origination & Advisory	340	(12)%	(12)%
Other	(8)		
Investment Bank	1,520	13%	22%

Q4 2019 year-on-year drivers

Fixed Income, Currency Sales & Trading:

— Credit revenues significantly higher driven by stronger performance in Flow and Distressed

— Rates revenues significantly higher benefitting from an improved trading environment and higher client flows

— FX revenues essentially flat

— Emerging Markets revenues significantly higher driven by increased client activity and the positive impact of management actions taken in the third quarter

Origination & Advisory:

— Significantly higher Debt Origination revenues driven by growth in Investment Grade and High Yield bond issuance offset by significantly lower Advisory revenues following a strong Q3 2019 and strong prior year quarter

(1) Specific items detailed on slide 30

Private Bank

In € m, unless otherwise stated

		Q4 2019	Change in % vs. Q4 2018	FY 2019	Change in % vs. FY 2018
Revenues	Revenues	1,986	(4)	8,245	(5)
	of which: specific items[1]	21		105	
	Revenues ex. specific items	1,965	(2)	8,140	(2)
Costs	Noninterest expenses	2,150	10	8,168	8
	of which: Adjusted costs ex. transformation charges[2]	1,784	(5)	7,295	(4)
	Cost/income ratio (%)	108	14 ppt	99	11 ppt
Profitability	Profit (loss) before tax	(283)	n.m.	(265)	n.m.
	Adjusted profit (loss) before tax[3]	45	n.m.	524	18
	RoTE (%)[4]	(8)	(8) ppt	(2)	(7) ppt
Business volume (€ bn)	Loans[5]	230	4	230	4
	Deposits	289	3	289	3
	Assets under Management[6]	487	8	487	8
Risk	Risk weighted assets (€ bn)	75	9	75	9
	Provision for credit losses (bps of loans)[7]	15	(1)	15	(1)

FY 2019 year-on-year comments

- Revenues ex. specific items negatively impacted by interest rate headwinds not fully offset by growth in loans and fee income and re-pricing efforts
- Lower adjusted costs ex. transformation charges including € 0.2bn cost synergies related to the German merger
- RoTE excluding items[8] of 3%
- Loan growth of € 9bn and net asset under management inflows of € 4bn
- Provision for credit losses flat at 15bps

(1) Specific items detailed on slides 30 and 31
(2) Transformation charges of € 174m for Q4 2019 and € 191m for FY 2019
(3) Detailed on slide 29
(4) Post-tax return on tangible shareholders' equity applying a 28% tax rate. Allocated tangible shareholders' equity Q4 2019: € 10.5bn, Q4 2018: € 10.3bn, FY 2019: € 10.5bn, FY 2018: € 10.2bn
(5) Loans gross of allowances for loan losses
(6) Includes deposits if they serve investment purposes. Detailed on slide 44
(7) Year-to-date provision for credit losses annualized as % of loans (gross of allowances for loan losses)
(8) Items include specific revenue items, transformation charges as well as restructuring & severance costs and goodwill impairments. Detailed on slide 29

Q4 2019 Private Bank revenue performance

In € m



X% Excluding specific items[(1)]
Change vs. Q4 2018
Private Bank Germany
1,209
(7)%
(7)%
Private & Commercial Business International
358
3%
3%
Wealth Management
419
(3)%
11%
Private Bank
1,986
(4)%
(2)%

Q4 2019 year-on-year drivers

Private Bank Germany:

- Impact of deposit margin compression, higher liquidity and funding costs and lower gains from smaller asset sales partially offset by growth in loan and investment product revenues
- 7th consecutive quarter of loan growth with € 2bn net new loans mainly in mortgages

Private & Commercial Business International:

- Strong growth in loan and investment products combined with re-pricing measures offset ongoing deposit margin compression
- Continued strong growth in consumer finance and commercial loans

Wealth Management:

- Revenues ex. Sal Oppenheim workout activities grew 11%
- Growth across all regions driven by improved markets and benefits of targeted hirings

(1) Specific items detailed on slide 30

Asset Management

In € m, unless otherwise stated

		Q4 2019	Change in % vs. Q4 2018	FY 2019	Change in % vs. FY 2018
Revenues	Revenues	671	31	2,332	7
Costs	Noninterest expenses	438	3	1,711	(1)
	of which: Adjusted costs ex. transformation charges[1]	419	9	1,644	(1)
	Cost/income ratio (%)	65	(18) ppt	73	(6) ppt
Profitability	Profit (loss) before tax	177	199	468	27
	Adjusted profit (loss) before tax[2]	202	133	539	31
	RoTE (%)[3]	28	18 ppt	18	1 ppt
	Mgmt fee margin (bps)[4]	28.9	(1.4) bps	29.6	(1.0) bps
AuM (€ bn)	Assets under Management	768	16	768	16
	Net flows	12	n.m.	25	n.m.

FY 2019 year-on-year comments

- Revenues up driven by significantly higher performance fees in Multi-Asset and Alternatives
- Adjusted costs ex. transformation charges essentially flat as management of non-compensation costs, offset higher compensation costs relating to strong performance fees
- Net flows positive in all quarters of 2019 (4% net flow rate in line with 3-5% target)
- Flows supported by strategic partnerships and targeted asset classes as well as product launches
- Further increase in number of Morningstar rated 4 and 5 star funds

(1) Transformation charges of € 21m for Q4 2019 and € 30m for FY 2019
(2) Detailed on slide 29
(3) Post-tax return on tangible shareholders' equity applying a 28% tax rate. Allocated tangible shareholders' equity Q4 2019: € 1.8bn, Q4 2018: € 1.7bn, FY 2019: € 1.8bn, FY 2018: € 1.5bn
(4) DWS disclosed margin. Asset Management reported management margin of 28.9 bps for Q4 2019 and 29.6 bps for FY 2019, annualized management fees divided by average Assets under Management

Q4 2019 Asset Management revenue performance

In € m

X% Excluding specific items[(1)]

In € m	Q4 2019	Change vs. Q4 2018	Change vs. Q4 2018 (excluding specific items)
Management Fees	552	6%	6%
Performance & Transaction Fees	104	n.m.	n.m.
Other Revenues	15	n.m.	n.m.
Asset Management	671	31%	31%

Q4 2019 year-on-year drivers

Management Fees:

— Management fees increased due to improved markets and inflows partly offset by margin compression

— Net inflows of € 12bn in the quarter and € 25bn in 2019mainly in our targeted growth areas of Passive, Alternatives and Multi-Asset

Performance & Transaction Fees:

— Revenues significantly higher mainly driven by Multi-Asset performance fee

Other Revenues:

— Revenues increased primarily due to a positive change in the fair value of guarantees

(1) Specific items detailed on slide 30

Corporate & Other

In € m

Profit before tax



(109)
(161)
(154)
(433)
(229)
Q4 2018
Q3 2019
Q4 2019
FY 2018
FY 2019

	Q4 2019	Change vs. Q4 2018	FY 2019	Change vs. FY 2018
Profit before tax	(154)	(45)	(229)	204
Funding & liquidity	(127)	(69)	(207)	(124)
Valuation & Timing differences[1]	246	149	574	463
Shareholder expenses	(84)	23	(477)	(54)
Litigation	(138)	(138)	(238)	(187)
Noncontrolling interest[2]	54	28	173	64
Other	(105)	(38)	(54)	42

(1) Valuation and Timing reflects the mismatch in revenue from instruments accounted on an accrual basis under IFRS that are economically hedged with derivatives that are accounted for on a mark-to-market basis

(2) Reversal of noncontrolling interests reported in operating business segments (mainly Asset Management)

Capital Release Unit

In € m, unless otherwise stated

		Q4 2019	Absolute change vs. Q3 2019	FY 2019
Revenues	Revenues	(179)	43	208
	Revenues ex. specific items[1]	(164)	(42)	323
Costs	Noninterest expenses	691	(75)	3,397
	of which: Adjusted costs ex. transformation charges[2]	497	(59)	2,602
Profitability	Profit (loss) before tax	(856)	159	(3,177)
	Adjusted profit (loss) before tax[3]	(711)	19	(2,395)
	RoTE (%)[4]	(30)	1 ppt	(23)
Balance sheet & Risk (€ bn)	Leverage exposure	127	(50)	127
	Risk weighted assets	46	(10)	46
	of which: Operational Risk RWA	26	(3)	26
Employees	Front office FTE[5]	1,205	(270)	1,205

Q4 2019 quarter-on-quarter comments

- Negative net revenues in the quarter driven by mark-to-market impacts as well as hedging and de-risking costs
- Adjusted costs ex. transformation charges declined principally reflecting lower headcount from the initial impact of business exits
- Leverage exposure reduced by € 50bn primarily driven by reductions in Equities
- Leverage exposure includes € 28bn associated with the Prime Finance platform being transferred to BNP Paribas
- Risk weighted assets down € 10bn with reductions mainly in Credit Risk primarily in legacy Fixed Income as well as lower Operational Risk

(1) Specific items detailed on slides 30 and 31
(2) Transformation charges of € 84m for Q4 2019, € 87m for Q3 2019 and € 510m for FY 2019
(3) Detailed on slide 29
(4) Post-tax return on tangible shareholders' equity applying a 28% tax rate. Allocated tangible shareholders' equity Q4 2019: € 8.3bn, Q4 2018: € 11.6bn, FY 2019: € 10.1bn, FY 2018: € 12.3bn
(5) Full-time equivalents

Our near-term objectives and financial targets

	2020	2022
Adjusted costs[(1)]	€ 19.5bn	€ 17bn
CET 1 ratio	At least 12.5%	At least 12.5%
Leverage ratio	4.5%	~5%
Group return on tangible equity		8%
Core Bank return on tangible equity		>9%
Cost income ratio		70%

(1) Excluding transformation charges and expenses associated with the Prime Finance platform being transferred to BNP Paribas and which are consistent with those eligible for reimbursement under the terms of the transfer agreement. Reimbursement is effective from 1 December 2019

Appendix

Definition of certain adjustments

Adjusted costs	Adjusted costs is calculated by deducting (i) impairment of goodwill and other intangible assets, (ii) litigation charges, net and (iii) restructuring and severance from noninterest expenses under IFRS
Revenues excluding specific items	Revenues excluding specific items is calculated by adjusting net revenues under IFRS for specific revenue items which generally fall outside the usual nature or scope of the business and are likely to distort an accurate assessment of the divisional operating performance. Excluded items are Debt Valuation Adjustment (DVA) and material transactions or events that are either one-off in nature or belong to a portfolio of connected transactions or events where the P&L impact is limited to a specific period of time
Transformation charges	Transformation charges are costs, included in adjusted costs, that are directly related to Deutsche Bank's transformation as a result of the new strategy announced on 7 July 2019. Such charges include the transformation-related impairment of software and real estate, legal fees related to asset disposals as well as the quarterly amortization on software related to the Equities Sales and Trading business and onerous contract provisions
Transformation-related effects	Transformation-related effects are financial impacts, in addition to transformation charges, resulting from the new strategy announced on 7 July 2019, which are recorded outside of adjusted costs. These include goodwill impairments in the second quarter 2019, as well as restructuring and severance expenses from the third quarter 2019 onwards. In addition to the aforementioned pre-tax items, transformation-related effects on a post-tax basis include pro-forma tax effects on the aforementioned items and deferred tax asset valuation adjustments in connection with the transformation the Group
Adjusted profit (loss) before tax	Adjusted profit (loss) before tax is calculated by adjusting the profit (loss) before tax under IFRS for specific revenue items, transformation charges, impairment of goodwill and other intangible assets and restructuring and severance

Adjusted profit (loss) before tax

In € m

Q4 2019

	PBT reported	Revenue specific items	Transfor-mation charges[1]	Goodwill impairments	Restructuring & severance	PBT Adjusted
CB	(107)	-	154	(0)	123	170
IB	(71)	(28)	137	-	98	136
PB	(283)	(21)	174	(0)	174	45
AM	177	-	21	-	3	202
C&O	(154)	-	37	-	29	(88)
Core Bank	(437)	(49)	524	(0)	427	465
CRU	(856)	15	84	-	46	(711)
Group	(1,293)	(34)	608	(0)	473	(246)

Q4 2018

	PBT reported	Revenue specific items	Transfor-mation charges[1]	Goodwill impairments	Restructuring & severance	PBT Adjusted
CB	327	-	-	-	14	340
IB	(185)	(123)	-	-	39	(269)
PB	11	(75)	-	-	73	8
AM	59	-	-	-	27	87
C&O	(109)	-	-	-	21	(88)
Core Bank	103	(199)	-	-	173	78
CRU	(422)	-	-	-	8	(415)
Group	(319)	(199)	-	-	181	(337)

FY 2019

	PBT reported	Revenue specific items	Transfor-mation charges[1]	Goodwill impairments	Restructuring & severance	PBT Adjusted
CB	137	-	160	492	150	939
IB	433	(3)	214	-	219	863
PB	(265)	(105)	191	545	158	524
AM	468	-	30	-	41	539
C&O	(229)	-	39	-	82	(109)
Core Bank	543	(108)	635	1,037	649	2,756
CRU	(3,177)	116	510	-	157	(2,395)
Group	(2,634)	8	1,145	1,037	805	361

FY 2018

	PBT reported	Revenue specific items	Transfor-mation charges[1]	Goodwill impairments	Restructuring & severance	PBT Adjusted
CB	1,273	(57)	-	-	44	1,260
IB	856	(266)	-	-	233	823
PB	701	(368)	-	-	112	445
AM	368	-	-	-	45	413
C&O	(433)	-	-	-	60	(373)
Core Bank	2,765	(691)	-	-	494	2,568
CRU	(1,435)	-	-	-	69	(1,366)
Group	1,330	(691)	-	-	563	1,202

(1) Definition on slide 28

Specific revenue items – Q4 2019 / Q3 2019 / H2 2019

In € m

Q4 2019	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues	1,291	1,520	1,986	671	59	5,528	(179)	5,349
DVA - IB Other / CRU[1]	-	(14)	-	-	-	(14)	(15)	(29)
Change in valuation of an investment - FIC S&T	-	42	-	-	-	42	-	42
Gain from property sale - Wealth Management	-	-	-	-	-	-	-	-
Sal. Oppenheim workout - Wealth Management	-	-	21	-	-	21	-	21
Update in valuation methodology - CRU	-	-	-	-	-	-	-	-
Revenues ex. specific items	1,291	1,492	1,965	671	59	5,479	(164)	5,315

Q3 2019	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues	1,335	1,646	2,037	543	(76)	5,484	(222)	5,262
DVA - IB Other / CRU[1]	-	(62)	-	-	-	(62)	(19)	(82)
Change in valuation of an investment - FIC S&T	-	(37)	-	-	-	(37)	-	(37)
Gain from property sale - Wealth Management	-	-	-	-	-	-	-	-
Sal. Oppenheim workout - Wealth Management	-	-	18	-	-	18	-	18
Update in valuation methodology - CRU	-	-	-	-	-	-	(81)	(81)
Revenues ex. specific items	1,335	1,745	2,019	543	(76)	5,566	(122)	5,444

H2 2019	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues	2,626	3,166	4,023	1,214	(17)	11,012	(401)	10,611
DVA - IB Other / CRU[1]	-	(76)	-	-	-	(76)	(35)	(111)
Change in valuation of an investment - FIC S&T	-	5	-	-	-	5	-	5
Gain from property sale - Wealth Management	-	-	-	-	-	-	-	-
Sal. Oppenheim workout - Wealth Management	-	-	39	-	-	39	-	39
Update in valuation methodology - CRU	-	-	-	-	-	-	(81)	(81)
Revenues ex. specific items	2,626	3,237	3,985	1,214	(17)	11,044	(285)	10,759

Q4 2018	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues	1,353	1,344	2,077	514	(8)	5,280	294	5,575
DVA - IB Other / CRU	-	67	-	-	-	67	-	67
Change in valuation of an investment - FIC S&T	-	56	-	-	-	56	-	56
Gain from property sale - Wealth Management	-	-	40	-	-	40	-	40
Sal. Oppenheim workout - Wealth Management	-	-	35	-	-	35	-	35
Update in valuation methodology - CRU	-	-	-	-	-	-	-	-
Revenues ex. specific items	1,353	1,221	2,002	514	(8)	5,082	294	5,376

Q3 2018	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues	1,260	1,741	2,094	567	54	5,716	459	6,175
DVA - IB Other / CRU	-	(58)	-	-	-	(58)	-	(58)
Change in valuation of an investment - FIC S&T	-	-	-	-	-	-	-	-
Gain from property sale - Wealth Management	-	-	-	-	-	-	-	-
Sal. Oppenheim workout - Wealth Management	-	-	42	-	-	42	-	42
Update in valuation methodology - CRU	-	-	-	-	-	-	-	-
Revenues ex. specific items	1,260	1,799	2,052	567	54	5,732	459	6,191

H2 2018	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues	2,613	3,085	4,171	1,081	46	10,996	753	11,749
DVA - IB Other / CRU	-	9	-	-	-	9	-	9
Change in valuation of an investment - FIC S&T	-	56	-	-	-	56	-	56
Gain from property sale - Wealth Management	-	-	40	-	-	40	-	40
Sal. Oppenheim workout - Wealth Management	-	-	77	-	-	77	-	77
Update in valuation methodology - CRU	-	-	-	-	-	-	-	-
Revenues ex. specific items	2,613	3,020	4,054	1,081	46	10,814	753	11,567

(1) Including an update of the DVA valuation methodology in Q3 2019

Specific revenue items – FY 2019

In € m

	FY 2019								FY 2018							
	CB	IB	PB	AM	C&O	Core Bank	CRU	Group	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues	5,264	6,961	8,245	2,332	155	22,957	208	23,165	5,263	7,467	8,641	2,187	(120)	23,438	1,878	25,316
DVA - IB Other / CRU[1]	-	(140)	-	-	-	(140)	(35)	(175)	-	126	-	-	-	126	-	126
Change in valuation of an investment - FIC S&T	-	143	-	-	-	143	-	143	-	140	-	-	-	140	-	140
Gain on sale - Global Transaction Banking	-	-	-	-	-	-	-	-	57	-	-	-	-	57	-	57
Gain from property sale - Private Bank Germany	-	-	-	-	-	-	-	-	-	-	156	-	-	156	-	156
Gain from property sale - Wealth Management	-	-	-	-	-	-	-	-	-	-	40	-	-	40	-	40
Sal. Oppenheim workout - Wealth Management	-	-	105	-	-	105	-	105	-	-	172	-	-	172	-	172
Update in valuation methodology - CRU	-	-	-	-	-	-	(81)	(81)	-	-	-	-	-	-	-	-
Revenues ex. specific items	5,264	6,959	8,140	2,332	155	22,850	323	23,173	5,206	7,201	8,273	2,187	(120)	22,747	1,878	24,625

(1) Including an update of the DVA valuation methodology in Q3 2019

Adjusted costs – Q4 2019 / FY 2019

In € m

Q4 2019

	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Noninterest expenses	1,294	1,553	2,150	438	269	5,704	691	6,395
Impairment of goodwill and other intangible assets	(0)	-	(0)	-	-	(0)	-	(0)
Litigation charges, net	8	(9)	18	(6)	138	149	63	213
Restructuring and severance	123	98	174	3	29	427	46	473
Adjusted costs	1,163	1,464	1,958	441	102	5,128	581	5,709
Transformation charges[1]	154	137	174	21	37	524	84	608
Adjusted costs ex. transformation charges	1,009	1,328	1,784	419	64	4,604	497	5,102

Q4 2018

	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Noninterest expenses	940	1,484	1,954	427	129	4,934	708	5,642
Impairment of goodwill and other intangible assets	-	-	-	-	-	-	-	-
Litigation charges, net	27	14	(4)	16	1	54	(15)	39
Restructuring and severance	14	39	73	27	21	173	8	181
Adjusted costs	899	1,432	1,884	384	108	4,707	715	5,422
Transformation charges[1]	-	-	-	-	-	-	-	-
Adjusted costs ex. transformation charges	899	1,432	1,884	384	108	4,707	715	5,422

Q3 2019

	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Noninterest expenses	1,026	1,585	1,872	404	121	5,008	766	5,774
Impairment of goodwill and other intangible assets	2	-	0	-	-	2	0	2
Litigation charges, net	0	12	(2)	(0)	78	89	24	113
Restructuring and severance	7	77	9	6	37	136	98	234
Adjusted costs	1,017	1,496	1,865	398	7	4,782	644	5,426
Transformation charges[1]	6	77	5	9	2	98	87	186
Adjusted costs ex. transformation charges	1,011	1,419	1,860	389	5	4,683	557	5,240

FY 2019

	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Noninterest expenses	4,842	6,401	8,168	1,711	556	21,678	3,397	25,076
Impairment of goodwill and other intangible assets	492	-	545	-	-	1,037	-	1,037
Litigation charges, net	(4)	135	(20)	(5)	238	344	129	473
Restructuring and severance	150	219	158	41	82	649	157	805
Adjusted costs	4,204	6,047	7,486	1,675	237	19,648	3,112	22,761
Transformation charges[1]	160	214	191	30	39	635	510	1,145
Adjusted costs ex. transformation charges	4,044	5,833	7,295	1,644	198	19,014	2,602	21,616

FY 2018

	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Noninterest expenses	3,846	6,517	7,593	1,735	421	20,112	3,349	23,461
Impairment of goodwill and other intangible assets	-	-	-	-	-	-	-	-
Litigation charges, net	34	96	(79)	33	51	135	(47)	88
Restructuring and severance	44	233	112	45	60	494	69	563
Adjusted costs	3,767	6,188	7,560	1,657	311	19,483	3,327	22,810
Transformation charges[1]	-	-	-	-	-	-	-	-
Adjusted costs ex. transformation charges	3,767	6,188	7,560	1,657	311	19,483	3,327	22,810

(1) Definition on slide 28

Noninterest expense trends

In € m, unless otherwise stated

		Q4 2019	Q4 2018	YoY	Q4 2018 ex FX[1]	YoY ex FX	FY 2019	FY 2018	YoY	FY 2018 ex FX[1]	YoY ex FX
Adjusted costs **including** transformation charges	Compensation and benefits	2,605	2,824	(8)%	2,858	(9)%	10,981	11,611	(5)%	11,780	(7)%
	IT costs	1,392	957	45%	973	43%	4,814	3,822	26%	3,876	24%
	Professional service fees	330	389	(15)%	396	(17)%	1,324	1,530	(14)%	1,560	(15)%
	Occupancy	505	411	23%	416	21%	1,720	1,723	(0)%	1,746	(1)%
	Communication, data services, marketing	215	228	(6)%	231	(7)%	870	935	(7)%	950	(8)%
	Other	656	606	8%	605	9%	2,431	2,499	(3)%	2,534	(4)%
	Adjusted costs ex. bank levies	**5,703**	**5,415**	**5%**	**5,478**	**4%**	**22,138**	**22,120**	**0%**	**22,445**	**(1)%**
	Bank levies	6	7	(6)%	7	(9)%	622	690	(10)%	690	(10)%
	Adjusted costs	**5,709**	**5,422**	**5%**	**5,485**	**4%**	**22,761**	**22,810**	**(0)%**	**23,135**	**(2)%**
	Memo: Transformation charges	608	-	n.m.	-	n.m.	1,145	-	n.m.	-	n.m.
	Memo: Adjusted costs ex. transformation charges	5,102	5,422	(6)%	5,485	(7)%	21,616	22,810	(5)%	23,135	(7)%
Reconciliation adjusted costs to noninterest expenses	Impairment of goodwill & other intangible assets	(0)	-	n.m.	-	n.m.	1,037	-	n.m.	-	n.m.
	Litigation charges, net	213	39	n.m.	39	n.m.	473	88	n.m.	96	n.m.
	Restructuring and severance	473	181	161%	182	160%	805	563	43%	571	41%
	Noninterest expenses	**6,395**	**5,642**	**13%**	**5,706**	**12%**	**25,076**	**23,461**	**7%**	**23,802**	**5%**

(1) To exclude the FX effects the prior quarter figures were recalculated using the corresponding current quarter's monthly FX rates

Adjusted costs excluding transformation charges

In € m, unless otherwise stated

		Q4 2019	Q4 2018	YoY	Q4 2018 ex FX(1)	YoY ex FX	FY 2019	FY 2018	YoY	FY 2018 ex FX(1)	YoY ex FX
Adjusted costs **excluding** transformation charges	Compensation and benefits	2,605	2,824	(8)%	2,858	(9)%	10,981	11,611	(5)%	11,780	(7)%
	IT costs	915	957	(4)%	973	(6)%	3,837	3,822	0%	3,876	(1)%
	Professional service fees	322	389	(17)%	396	(19)%	1,311	1,530	(14)%	1,560	(16)%
	Occupancy	382	411	(7)%	416	(8)%	1,583	1,723	(8)%	1,746	(9)%
	Communication, data services, marketing	215	228	(6)%	231	(7)%	870	935	(7)%	950	(8)%
	Other	656	606	8%	605	9%	2,412	2,499	(3)%	2,534	(5)%
	Adjusted costs ex. bank levies	**5,095**	**5,415**	**(6)%**	**5,478**	**(7)%**	**20,994**	**22,120**	**(5)%**	**22,445**	**(6)%**
	Bank levies	6	7	(6)%	7	(9)%	622	690	(10)%	690	(10)%
	Adjusted costs ex. transformation charges	**5,102**	**5,422**	**(6)%**	**5,485**	**(7)%**	**21,616**	**22,810**	**(5)%**	**23,135**	**(7)%**
Reconcilliation Adjusted costs excl. transformation charges to Adjusted costs	IT costs	477	-	n.m.	-	n.m.	977	-	n.m.	-	n.m.
	Professional service fees	8	-	n.m.	-	n.m.	12	-	n.m.	-	n.m.
	Occupancy	123	-	n.m.	-	n.m.	137	-	n.m.	-	n.m.
	Other	-	-	n.m.	-	n.m.	18	-	n.m.	-	n.m.
	Transformation charges	608	-	n.m.	-	n.m.	1,145	-	n.m.	-	n.m.
	Adjusted costs	**5,709**	**5,422**	**5%**	**5,485**	**4%**	**22,761**	**22,810**	**(0)%**	**23,135**	**(2)%**

(1) To exclude the FX effects the prior quarter figures were recalculated using the corresponding current quarter's monthly FX rates

Indicative regional currency mix Q4 2019

Net revenues


Other(1)
US$
GB Pound
Euro
20%
18%
0%
62%
20%
35%
0%
45%
9%
5%
0%
85%
6%
16%
10%
68%
14%
24%
1%
61%
Corporate Bank
Investment Bank
Private Bank
Asset Management
Group

Total noninterest expenses


Other(1)
US$
GB Pound
Euro
18%
17%
9%
56%
14%
32%
47%
7%
8%
4%
1%
87%
5%
29%
23%
42%
12%
19%
19%
50%
Corporate Bank
Investment Bank
Private Bank
Asset Management
Group

Note: Classification is based primarily on the currency of Group office in which the revenues and noninterest expenses are recorded and therefore only provide an indicative approximation
(1) Primarily includes Singapore Dollar, Indian Rupee, and Hong Kong Dollar

Litigation update

In € bn, period end

Litigation provisions[1]



1.1
1.2
1.1
1.1
Q1 2019
Q2 2019
Q3 2019
Q4 2019

Contingent liabilities[1]



2.7
2.2
2.2
2.0
Q1 2019
Q2 2019
Q3 2019
Q4 2019

- Provisions remained stable quarter-over-quarter, as new provisions were offset by decreases due to settlement payments
- Provisions include approximately € 0.1bn related to settlements already achieved or agreed in principle but not yet paid
- Contingent liabilities decreased by € 0.2bn in Q4 2019 compared to Q3 2019, predominately due to reclassifications to provisions and cancellations. Figure includes possible obligations where an estimate can be made and outflow is more than remote but less than probable for significant matters

Note: Figures reflect current status of individual matters and are subject to potential further developments
(1) Includes civil litigation and regulatory enforcement matters

Loan book

In € bn, period end



Change vs. Q4 2018
Reported
ex. FX
Global Transaction Banking
Commercial Banking
Investment Bank[1]
Wealth Management
Private & Commercial Business International
Private Bank Germany
Capital Release Unit[1]
Other[2]
392
395
398
405
415
419
431
434
65
65
67
67
69
71
71
70
4%
2%
43
44
44
46
46
47
48
49
6%
6%
57
58
62
65
69
69
74
75
16%
14%
37
39
39
40
42
41
43
43
9%
7%
31
31
31
32
32
32
33
32
3%
3%
146
146
148
149
150
149
151
153
3%
3%
1
12
1
11
1
6
1
5
2
5
5
5
8
4
8
4
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019

Note: Loan amounts are gross of allowances for loan losses

(1) Historic balances restated due to the transfer of the Corporate Margin Lending from the Capital Release Unit to the Investment Bank

(2) Mainly Corporate & Other

Loan book composition

As of 31 December 2019



Capital Release Unit
IB Other
Other(1)
Leveraged Debt Capital Markets
Asset Backed Securities
IB - Commercial Real Estate
CB - Commercial Real Estate
Commercial Banking
Global Transaction Banking
German Mortgages
International Mortgages
Consumer Finance
Business Finance
Wealth Management
6%
1%
2%
1%
6%
4%
2%
9%
16%
31%
4%
6%
2%
10%
Private Bank
Investment Bank
Corporate Bank
Capital Release Unit
Other

- Well diversified Loan Portfolio. The gross position of loans at amortized cost was € 434bn as of Q4 2019
- More than half of the loan portfolio is in Private Bank, mainly consisting of German retail mortgages and Wealth Management
- More than a quarter of the loan portfolio is in the Corporate Bank, with loans in Global Transaction Banking (predominantly trade finance to corporate and institutional clients) and Commercial Banking (various loan products to Midcap and SME clients in Germany)
- The loans in the Investment Bank comprise well-secured, mainly asset backed loans, commercial real estate loans and collateralized financing. They remain well-positioned to withstand downside risks due to conservative underwriting standards and risk appetite frameworks in place to manage concentration risk

Note: Loan amounts are gross of allowances for loan losses
(1) Mainly Corporate & Other

Provision for credit losses and stage 3 loans

Provision for credit losses, € m


Private Bank
Corporate Bank
Investment Bank
Capital Release Unit
Q4 2018: 252 — 114, 87, 45, 9
Q1 2019: 140 — 107, 44, 7, (18)
Q2 2019: 161 — 63, 60, 44, (8)
Q3 2019: 175 — 54, 76, 20, 26
Q4 2019: 247 — 119, 104, 38, (14)
Q4
2018
Q1
Q2
Q3
Q4
2019

Provision for credit losses (% of loans)(1)

	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019
Group	0.13%	0.13%	0.14%	0.15%	0.17%
CB	0.13%	0.15%	0.18%	0.20%	0.24%
IB	0.11%	0.04%	0.15%	0.13%	0.14%
PB	0.16%	0.19%	0.15%	0.13%	0.15%

Stage 3 at amortised cost, € bn


PB (ex-POCI)
CB (ex-POCI)
IB (ex-POCI)
CRU (ex-POCI)
Purchased or Originated Credit Impaired (POCI)
Group Stage 3 at amortized cost %(2)
2.3% 2.3% 2.3% 2.3% 2.2%
Q4 2018: 9.4 — 4.4, 1.5, 0.5, 1.0, 2.0
Q1 2019: 9.6 — 4.5, 1.5, 0.5, 0.8, 2.3
Q2 2019: 9.8 — 4.4, 1.8, 0.7, 0.6, 2.2
Q3 2019: 9.8 — 4.5, 1.7, 0.6, 0.7, 2.3
Q4 2019: 9.7 — 4.5, 1.9, 0.6, 0.5, 2.2
Q4
2018
Q1
Q2
Q3
Q4
2019

Coverage Ratio (3)

	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019
Group	44%	44%	40%	41%	40%
CB	51%	52%	43%	46%	44%
IB	9%	23%	16%	17%	20%
PB	46%	45%	41%	42%	41%

Note: Provisions for credit losses in the Corporate & Other and Asset Management segments are not shown on this chart but are included in the DB Group totals
(1) 2019 Year-to-date provision for credit losses annualized as % of loans at amortized cost (€ 434 bn as of 31 Dec 2019)
(2) IFRS 9 stage 3 financial assets at amortized cost including POCI as % of loans at amortized cost (€ 434 bn as of 31 Dec 2019)
(3) IFRS 9 stage 3 allowance for credit losses for financial assets at amortized cost excluding POCI divided by stage 3 financial assets at amortized cost excluding POCI

Net interest income sensitivity

Hypothetical +100 bps parallel shift impact, in € bn

First year



0.6
0.9
1.5
Retail
Non-retail
Group

Maturity

	Maturity	Retail	Non-retail	Group
EUR	> 3M	0.3	0.1	0.3
EUR	≤ 3M	0.3	0.7	1.0
USD	> 3M	0.0	0.0	0.1
USD	≤ 3M	0.0	0.0	0.0

Second year



0.8
0.9
1.7
Retail
Non-retail
Group

Maturity

	Maturity	Retail	Non-retail	Group
EUR	> 3M	0.5	0.1	0.6
EUR	≤ 3M	0.3	0.7	1.0
USD	> 3M	0.0	0.1	0.1
USD	≤ 3M	0.0	0.0	0.0

Note: Estimates are based on a static balance sheet, excluding trading positions & DWS, and at constant exchange rates. The parallel yield curve shift by +100 basis points assumes an immediate increase of all interest rate tenors and no additional management action. Figures do not include Mark-to-Market / Other Comprehensive Income effects on centrally managed positions not eligible for hedge accounting. Unchanged rates impact estimated as delta between annualized last quarter's NII and first and second 12 months' NII forecast under unchanged interest rates respectively

Level 3 assets

In € bn, as of 31 December 2019

Assets (total: € 24bn)



Equity securities
Mortgage backed securities
Other
2
1
0
Derivative Assets
9
Debt securities
5
8
Loans

Movements in balances



25
8
(10)
1
24
31 Dec 2018
Purchases/ Issuances(1)
Sales/ Settlements
Other(2,4)
31 Dec 2019

- Level 3 assets arise from the bank's activities in various markets, some of which are less liquid
- Level 3 classification is not an indicator of risk or asset quality, but rather an accounting indicator of valuation uncertainty due to lack of observability of at least one significant valuation parameter
- Variety of mitigants to valuation uncertainty:
  - Valuation techniques and pricing models maximize the use of relevant observable inputs
  - Exchange of collateral with derivative counterparties
  - Uncertain input often hedged – e.g. in Level 3 liabilities
  - Prudent valuation capital deductions[3] specific to Level 3 balances of approx. € 0.6bn
- The Capital Release Unit accounted for approx. €6bn of the Level 3 Asset balance

(1) Issuances include cash amounts paid on the primary issuance of a loan to a borrower
(2) Transfers, mark-to-market, IFRS 9
(3) Additional value adjustments deducted from CET 1 capital pursuant to Article 34 of Regulation (EU) No. 2019/876 (CRR)
(4) During the second of 2019 quarter DB implemented revisions to its IFRS fair value hierarchy classification framework

Leverage exposure and risk weighted assets

CRD4, fully loaded, in € bn, period end



Leverage exposure
Risk weighted assets
1,291
1,168
324
324
Trading assets
Derivatives(1)
Lending
Lending commitments(2)
Reverse repo / securities borrowed
Cash and deposits with banks
Other
137
177
427
105
94
178
172
109
148
431
103
93
147
137
73
31
23
114
36
3
6
40
Operational Risk RWA
Market Risk RWA
Credit valuation adjustments
Credit Risk RWA
73
25
5
221
Q3 2019
Q4 2019
Q4 2019
Q4 2019

(1) Excludes any related market risk risk weighted assets which have been fully allocated to non-derivatives trading assets
(2) Includes contingent liabilities

Trading book Value at Risk

DB Group, 99%, 1 day, in € m, unless otherwise stated



Stressed Value at Risk(1)
Value at Risk
Quarterly average
∅95
∅87
∅79
∅86
∅79
∅30
∅27
∅28
∅30
∅25
120
100
80
60
40
20
0
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019

(1) Stressed Value-at-Risk is calculated on the same portfolio as Value at Risk but uses historical market data from a period of significant financial stress (i.e. characterized by high volatility and extreme price movements)

Assets under Management – Private Bank

In € bn

	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019
Assets under Management	**472**	**478**	**475**	**451**	**478**	**483**	**487**	**487**
Private Bank Germany	**204**	**205**	**207**	**198**	**209**	**213**	**213**	**215**
therein: Deposits[1]	102	103	103	103	107	109	107	105
therein: Investment Products[2]	102	103	104	95	103	104	106	110
Private & Commercial Business International	**60**	**60**	**60**	**57**	**59**	**60**	**60**	**59**
therein: Deposits[1]	10	10	10	10	10	10	10	9
therein: Investment Products[2]	51	50	50	47	49	50	50	50
Wealth Management	**208**	**213**	**208**	**196**	**210**	**210**	**215**	**213**
by product:								
Deposits[1]	55	55	53	52	54	54	54	51
Investment Products[2]	152	157	156	144	156	156	160	162
by region[3]:								
Americas	29	30	30	26	28	28	28	28
Europe	121	123	120	113	118	119	122	119
Emerging Markets	58	60	58	57	64	64	65	66
Net flows - Assets under Management	**1.6**	**0.8**	**(2.8)**	**(1.9)**	**6.5**	**4.4**	**(1.1)**	**(5.7)**
Private Bank Germany	**0.9**	**0.4**	**0.3**	**0.2**	**4.1**	**3.1**	**(1.4)**	**(1.5)**
therein: Deposits[1,4]	(0.5)	0.4	0.0	0.3	3.5	2.3	(2.2)	(1.5)
therein: Investment Products[2,4]	1.5	0.0	0.3	(0.1)	0.6	0.7	0.8	0.0
Private & Commercial Business International	**0.6**	**(0.3)**	**0.2**	**(0.5)**	**(0.5)**	**0.6**	**(0.8)**	**(1.2)**
therein: Deposits[1,4]	(0.0)	0.1	0.4	0.1	(0.3)	0.1	(0.4)	(0.3)
therein: Investment Products[2,4]	0.7	(0.4)	(0.2)	(0.6)	(0.2)	0.5	(0.4)	(0.9)
Wealth Management	**(0.0)**	**0.6**	**(3.3)**	**(1.7)**	**2.8**	**0.7**	**1.1**	**(3.0)**
therein: Deposits[1,4]	2.3	(1.2)	(2.7)	(0.1)	1.5	0.7	(0.7)	(2.2)
therein: Investment Products[2,4]	(2.3)	1.8	(0.7)	(1.6)	1.3	(0.0)	1.9	(0.7)

(1) Deposits are considered assets under management if they serve investment purposes. In Private Bank Germany and Private & Commercial Business International, this includes all time deposits and savings deposits. In Wealth Management, it is assumed that all customer deposits are held with us primarily for investment purposes; Wealth Management deposits under discretionary and wealth advisory mandate type were reported as Investment products

(2) Investment products also include insurances

(3) Regional view is based on a client view

(4) Net flows as reported also include shifts between asset classes

Reconciliation of Asset Management segment to DWS

Profit before tax, in € m



Q4 2019
177
(2)
12
55
21
1
264
Asset Management reported
Sold & discontinued businesses
DB group allocation / Funding charges
Noncontrolling minority interest
Transformation charge
Other perimeter adjustments
DWS Reported
Q4 2018
59
14
31
27
0
1
132
Asset Management reported
Sold & discontinued businesses
DB group allocation / Funding charges
Noncontrolling minority interest
Transformation charge
Other perimeter adjustments
DWS Reported

Note: Other perimeter adjustments include adjustments for IPO related costs and adjustments due to differences in accounting for DWS and Asset Management segment

Employees

Full-time equivalents, period end

	Q4 2019	Q4 2018	Change vs. Q4 2018 Absolute	Change vs. Q4 2018 Of which disposals	Q1 2019	Q2 2019	Q3 2019
Corporate Bank	7,428	7,353	75	(11)	7,440	7,499	7,516
Investment Bank	10,095	9,960	135	-	10,249	10,297	10,277
Private Bank	37,266	38,415	(1,149)	(37)	38,140	37,983	38,100
Asset Management	3,924	4,013	(88)	-	4,039	3,998	3,994
Corporate & Other	27,679	29,463	(1,784)	(59)	29,110	28,942	28,596
Capital Release Unit	1,205	2,534	(1,329)	(287)	2,486	2,147	1,475
Group	87,597	91,737	(4,140)	(394)	91,463	90,866	89,958

Cautionary statements

The figures in this presentation are preliminary and unaudited. Our Annual Report 2019 and SEC Form 20-F are scheduled to be published on 20 March 2020.

This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of 22 March 2019 under the heading "Risk Factors." Copies of this document are readily available upon request or can be downloaded from www.db.com/ir.

This presentation also contains non-IFRS financial measures. For a reconciliation to directly comparable figures reported under IFRS, to the extent such reconciliation is not provided in this presentation, refer to the Q4 2019 Financial Data Supplement, which is accompanying this presentation and available at www.db.com/ir.